SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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/ /	Definitive Proxy Statement

/ X /	Definitive Additional Materials

/ /	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

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February 14, 2011

Dear Shareholder:

I am writing to you because by now, as a shareholder of Putnam Municipal Opportunities Trust (the “fund”), you may have received a letter from Karpus Management, Inc. (“Karpus”).

Karpus claims in its letter that your fund’s Board of Trustees and management team have not acted in the best interest of all shareholders. This statement could not be further from the truth. Your fund’s Trustees are independent, highly qualified, active fiduciaries who have proactively protected the long-term interests of shareholders since the fund’s inception.

By contrast, Karpus is one of several well-known investor groups that specialize in taking positions in closed-end funds with the primary goal of profiting from trading discounts. Once these investor groups have established their position in a fund, they pursue a scheme of pressuring the management of the fund to provide a liquidity event (e.g., a merger, open-ending, or liquidation) that would permit them to realize a trading profit. Karpus’s scheme ignores the substantial cost that a liquidity event can impose on other shareholders under certain market conditions. Karpus’s scheme also ignores the advantages that the closed-end fund structure can provide to shareholders. Contrary to its claims, Karpus has interests that are very different from those of long-term shareholders who consciously selected your fund for the advantages of its closed-end structure.

We strongly urge you not to respond to any Karpus communication, and especially do not vote any GREEN proxy cards that you may receive from Karpus.

(over, please)

Very shortly we will be sending you management’s proxy statement and our WHITE proxy card. Once you receive our material, we ask you to please show your support of your fund’s current Board of Trustees and management team by reading the material, and signing, dating, and returning the WHITE proxy card.

Should you have any questions, please do not hesitate to contact our proxy agent by calling toll free, 1 (800) 780-7316.

Sincerely,

John A. Hill, Chairman
Board of Trustees
The Putnam Funds

FOR MORE INFORMATION: The foregoing is not a solicitation of any proxy. For more information regarding the fund, or to receive a free copy of materials filed with the Securities and Exchange Commission (SEC), please visit Putnam’s Web site at putnam.com/individual. Free copies of these materials can also be found on the SEC’s Web site at http://www.sec.gov. Please read the proxy statement carefully when it is available because it will contain important information.

The fund, its trustees, officers, and other members of management may be deemed to be participants in any future solicitation of the fund’s security holders in connection with its 2010-2011 annual meeting of shareholders. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the fund’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2010 and its proxy statement for the 2010-2011 annual meeting of shareholders when it becomes available.

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